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                                                                 EXHIBIT 1.A.5.c

                     PROVIDENT MUTUAL LIFE INSURANCE COMPANY


                                     RIDER


                         EXTENSION OF FINAL POLICY DATE


POLICY NUMBER



This policy is amended as set forth below:



FINAL POLICY DATE. This rider defers the Final Policy Date by a period of 20 years from the original Final Policy Date shown in the Policy Schedule.

DEATH BENEFIT. The Death Benefit after the original Final Policy Date will be equal to the Policy Account Value on the date of death. However, the Death Benefit will never be less than the amount necessary for this Policy to continue to qualify as life insurance under the Internal Revenue Code.

PREMIUMS. Unless necessary to prevent a lapse of this Policy, no premiums may be paid after the original Final Policy Date.

EFFECTIVE DATE

CALCULATION OF VALUES, The Policy Account after the original Final POlicY Date will be calculated as described in this Policy. We will continue to deduct both Monthly Deductions and Other Deductions described in this Policy. Any charges for benefits provided by rider will no longer be deducted.

OTHER RIDERS. All other riders attached to this Policy, that are in effect on the original Final Policy Date, will terminate on the original Final Policy Date.

TERMINATION. This rider will terminate on the date of surrender or termination of this Policy.




Signed for by Provident Mutual Life Insurance Company on the Effective Date.




                                            /s/ Robert W. Kloss
                                           President and Chief Executive Officer


                                  VARIABLE LIFE